KPMG LLP

Two Financial Center 60 South Street

Boston, MA 02111

Exhibit (j)(2) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of Federated Institutional Trust:

We consent to the use of our report, dated October 23, 2017, with respect to the financial statements of Federated Short-Intermediate Total Return Bond Fund, a portfolio of Federated Institutional Trust, as of August 31, 2017, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

Boston, Massachusetts October 23, 2017

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.